Exhibit 5.2

July 20, 2023

Workhorse Group Inc.

3600 Park 42 Drive

Suite 160E

Sharonville, Ohio 45241

Re:	Workhorse Form S-3

Gentlemen:

We refer to the Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on the date hereof by Workhorse Group, Inc. a Nevada corporation (the “Company”), with respect to the registration of up to an aggregate of $200,000,000.00 of the Company’s common stock, par value $0.001 per share (the “Common Stock”), preferred stock, par value $0.001 per share (the “Preferred Stock”), warrants to purchase the Company’s Common Stock (the “Warrants”), debt securities (the “Debt Securities”), guarantees of Debt Securities (the “Guarantees”) by one or more of the direct or indirect subsidiaries of the Company named in the Registration Statement, including HorseFly Inc., a Nevada corporation (the “Nevada Guarantor”), and units consisting of any combination of the other securities offered (“Units”) to be issued at prices and on the terms to be determined by market conditions at the time of the offerings.

As counsel to the Company, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Nevada Revised Statutes, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Nevada, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

We have made such examination as we have deemed necessary for the purpose of this opinion. Based upon such examination, it is our opinion, that, when the Registration Statement has become effective under the Securities Act of 1933, as amended, and when the shares of Common Stock to be issued by the Company against payment therefor in an amount not less than the par value, the Common Stock so issued will be validly issued, fully paid and non-assessable. The Preferred Stock to be issued by the Company, when issued against payment therefor in an amount not less than the par value will be validly issued, fully paid and non-assessable. The Warrants to be issued by the Company, upon payment of the consideration therefor provided for therein, will be validly issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms. The Debt Securities to be issued by the Company, upon payment of the consideration therefor provided for therein, will be validly issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms. Upon payment of the consideration for the Debt Securities, the Guarantees will constitute valid and binding obligations of the Nevada Guarantor, enforceable against the Nevada Guarantor in accordance with their terms. The Units to be issued by the Company, upon payment of the consideration therefor provided for therein, will be validly issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms. The Common Stock to be issued by the Company under the terms of the Warrants, when issued as provided in the Warrants against payment therefor not less than the par value will be validly issued, fully paid and non-assessable.

July 20, 2023

In connection with this opinion, we have examined and relied on the representations and warranties as to factual matters contained in the Registration Statement. Our knowledge of the Company and its legal and other affairs is limited by the scope of our engagement, which scope includes the delivery of this opinion letter. We do not represent the Company with respect to all legal matters or issues. The Company may employ other independent counsel and, to our knowledge, handles certain matters and issues without the assistance of independent counsel.

This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

PARSONS BEHLE & LATIMER